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Exhibit 10.9

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of this 13th day of July, 2004, by and between the Seneca Gaming Corporation (the "Parent"), a governmental instrumentality of the Seneca Nation of Indians of New York (the "Nation") with its principal place of business in the State of New York and Barry W. Brandon ("Executive").

WHEREAS, the Parent desires that Executive serve as the Senior Vice President and General Counsel of the Parent and each of the Seneca Niagara Falls Gaming Corporation ("SNFGC"), the Seneca Territory Gaming Corporation ("STGC"), and the Seneca Erie Gaming Corporation ("SEGC"), each a wholly-owned subsidiary of the Parent and a governmental instrumentality of the Nation (collectively, the "Subsidiaries" and together with Parent, the "Employer"); and

WHEREAS, Executive shall serve as Senior Vice President and General Counsel of the Parent and each of the Subsidiaries and the terms of this Agreement assume that Executive shall serve in such positions until the Termination Date (defined below).

IT IS HEREBY AGREED AS FOLLOWS:

1.
Employment; Location of Employment.

(a)
Employer hereby employs Executive as its Senior Vice President and General Counsel. Executive shall report and be accountable to and work under the authority of the President and Chief Executive Officer and the Board of Directors of Parent (the "Board"). Executive shall perform such duties and have such responsibilities that are customary for such position and including those that may be specified from time to time by the President and Chief Executive Officer and/or the Board that are not inconsistent with such position.

(b)
Executive and the Parent acknowledge that Executive currently resides in the Washington D.C. metropolitan area and may perform his duties at such location; provided, however, that Executive shall travel to the Parent's principal executive offices in Niagara Falls, New York as necessitated by his duties or requested by the Employer. Prior to Executive's relocation to Niagara Falls, New York, the Parent shall reimburse Executive for all reasonable travel expenses between Executive's home in the Washington D.C. metropolitan area and the Parent's principal executive offices in Niagara Falls, New York. If either Executive or the Parent determine that it is necessary for Executive to relocate to the Parent's principal executive offices in Niagara Falls, New York, the Parent shall reimburse Executive for customary and reasonable relocation expenses.

2.
Term.    The term of this Agreement shall commence on August 1, 2004 (the "Commencement Date") and terminate on September 30, 2007 (the "Termination Date"), unless renewed by a subsequent written agreement of the parties.

3.
Compensation.

(a)
Executive shall be paid a minimum annual base salary ("Base Compensation") of Three Hundred Seventy Five Thousand Dollars ($375,000) for the period commencing on August 1, 2004 and ending with the Employer's fiscal year ending September 30, 2005; Four Hundred Thousand Dollars ($400,000) for the Employer's fiscal year ending September 30, 2006; and Four Hundred Twenty Five Thousand Dollars ($425,000) for the Employer's fiscal year ending September 30, 2007 with respect to his service for all of the Employers, with a salary review by the Board each fiscal year thereafter at which time the Board shall determine whether, in its sole discretion, Executive's Base Compensation shall be increased. Said salary shall be payable periodically in accordance with the Employer's regular payroll practice.

  (b)
  Provided Executive is then employed with the Employer, Executive shall be eligible for an annual performance bonus as follows:

  (i)
  For the fiscal year ending September 30, 2004, Executive shall be eligible for a performance bonus equal to Thirty One Thousand Two Hundred Fifty Dollars ($31,250) if SNFGC's Earnings Before Interest, Taxes, Depreciation, and Amortization, calculated in a manner consistent with SNFGC's practices ("EBITDA"), for such fiscal year is equal to or greater than One Hundred Fifteen Million Dollars ($115,000,000);

  (ii)
  For the fiscal year ending September 30, 2005, Executive shall be eligible for an annual performance bonus equal to One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500) if the Consolidated EBITDA of the Subsidiaries that operated and owned casinos in such fiscal year is equal to or greater than One Hundred Forty Million Dollars ($140,000,000). For purposes of section 3(b) of this Agreement, "Consolidated EBITDA" shall have the meaning set forth in that certain Indenture, dated as of May 5, 2004, among the Parent, the Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee, as such may be amended, restated, supplemented or otherwise modified from time to time.

  (iii)
  For the fiscal year ending September 30, 2006, Executive shall be eligible for an annual performance bonus equal to Two Hundred Thousand Dollars ($200,000) if the Consolidated EBITDA of the Subsidiaries that operated and owned casinos in such fiscal year is equal to or greater than One Hundred Forty Five Million Dollars ($145,000,000); and

  (iv)
  For the fiscal year ending September 30, 2007, Executive shall be eligible for an annual performance bonus equal to Two Hundred Twelve Thousand Five Hundred Dollars ($212,500) if the Consolidated EBITDA of the Subsidiaries that operated and owned casinos in such fiscal year is equal to or greater than One Hundred Forty Seven Million Dollars ($147,000,000).

  Each of the annual performance bonuses described above shall be referred to as "Bonus Compensation" for such fiscal year.

  (c)
  Executive shall also be eligible for a milestone bonus of (i) Fifty Thousand Dollars ($50,000) if the Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional Fifty Thousand Dollars ($50,000) if the luxury spa hotel for the Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006, and such bonuses, if any, shall be payable as soon as administratively feasible following the date the Seneca Erie Casino or the luxury spa hotel for the Seneca Niagara Casino, as applicable, are opened for business, provided Executive is then employed with the Employer. Each of such milestone bonuses shall be referred to as "Milestone Bonus Compensation."

  (d)
  As soon as administratively feasible following the Commencement Date, Executive shall receive a lump sum payment of Seventy Five Thousand Dollars ($75,000) ("Signing Bonus Compensation").

  (e)
  Executive shall also be eligible to receive any additional performance or incentive compensation which is approved by the Board in its sole discretion. Said additional performance or incentive compensation, if any, shall be in addition to and shall not lessen or reduce the Base Compensation, Bonus Compensation, Milestone Bonus Compensation, and/or Signing Bonus Compensation, if any, as provided in paragraphs (a), (b), (c), and (d) above. In exercising its discretion, the Board shall specifically consider the extent to which the goals of the Employer are being met and the extent to which Executive has contributed to same.

  (f)
  Executive shall be provided with coverage under the Employer's employee benefit insurance programs and retirement programs, if any, at least equal to the coverage provided to other senior executive officers of the Employer.

  (g)
  Any compensation, if any, due under paragraphs 3(b) or 3(e) of this Agreement shall be payable within ninety (90) days after the close of the fiscal year with respect to which it is earned.

  (h)
  The Parent shall pay (or reimburse Executive if paid by Executive) for (i) Executive's attorney registration dues, (ii) the annual dues for membership in attorney bar associations, and (iii) the reasonable costs and expenses related to fulfilling Executive's continuing legal education requirements.

4.
Licensing Issues.    Executive represents to the Employer that he shall use his reasonable best efforts to obtain such licenses as may be required pursuant to the Nation-State Gaming Compact between the Seneca Nation of Indians and the State of New York (the "Compact") and/or the Nation's or the Employer's gaming ordinances as in effect on the date hereof, as may be necessary to enable him to engage in his employment hereunder. Once Executive obtains such necessary licenses he shall maintain such licenses in good standing as a pre-condition of his employment by the Employer.

5.
Termination.

(a)
Executive's employment hereunder may be terminated by the Parent only under the following circumstances and such termination by the Parent shall be a termination with respect to each Employer, unless otherwise determined by the Board:

(i)
upon revocation or disapproval of the license required pursuant to the Compact, or upon disapproval by the National Indian Gaming Commission of the issuance of any license by the Nation pursuant to its own gaming ordinances, if either such action renders it unlawful for Executive to perform as Senior Vice President and General Counsel of each Employer, or if any event renders it unlawful for the Nation and/or the Employer to continue to conduct casino gaming on Nation Territory. For purposes of this Agreement, "Nation Territory" shall include current or future Nation reservation territory where the Employer conducts or will conduct its gaming operations as of the date Executive's employment is terminated.

(ii)
upon revocation or disapproval of such licenses for Executive as are required pursuant to the Compact and/or by the Nation's or the Employer's gaming ordinances;

(iii)
Executive shall commit an act constituting "Cause," which is defined to mean an act of dishonesty by Executive intended to result in gain or personal enrichment of Executive or others at the Employer's expense, or the deliberate and intentional refusal by Executive (except by reason of disability) to perform his duties hereunder, or by acts constituting gross negligence in the performance of such duties;

(iv)
Executive shall die or the Employer shall for any reason within the Employer's or the Nation's control permanently cease to conduct casino gaming on Nation Territory; or

(v)
Executive shall become unable to perform the duties and responsibilities set forth in this Agreement for a period of 180 days in any 365 day period by reason of long-term physical or mental disability.

(b)
If Executive's employment should be terminated under paragraphs 5(a)(i), (ii) or (iii) above, then the Employer shall at that time pay Executive the Base Compensation earned through the date Executive is terminated, whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise.

  (c)
  If Executive's employment should be terminated under paragraph 5(a)(iv) or (v) above, then the Employer shall at that time pay Executive (or his estate) his Base Compensation earned through the date Executive is terminated, and shall pay Executive the pro rata portion, based on the portion of the fiscal year preceding such termination, of the Bonus Compensation for the fiscal year during which such termination takes place assuming that Executive would have earned 100% of the Bonus Compensation for such year (the "Pro-Rata Bonus"); whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise.

  (d)
  If Executive's employment should be terminated by the Parent for any reason other than those specified in paragraph 5(a) above (it being understood that a purported termination for Cause which is contested by Executive and finally determined not to have been proper shall be treated as a termination under this paragraph 5(d)), then the Employer shall: (i) pay Executive his Base Compensation earned, but unpaid, through the date Executive is terminated, (ii) pay Executive a Pro-Rata Bonus for the year of termination, (iii) continue to pay Executive his Base Compensation in effect as of the date of termination for a period following his termination (the "Severance Period") equal to the lesser of (A) eighteen (18) months or (B) the remainder of the period ending on the Termination Date, and (iv) to the extent elected by Executive, pay for the cost of (A) Executive's premiums for continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), and (B) the premiums for Exec-u-Care® or any similar executive medical reimbursement insurance plan maintained by the Employer on the date Executive's employment is terminated, for the lesser of (1) the Severance Period, (2) until Executive is no longer eligible for COBRA continuation coverage, or (3) until Executive obtains comparable healthcare benefits from any other employer during the Severance Period, whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise; provided, however, that Executive shall have a duty to mitigate damages as follows: during the Severance Period, Executive shall endeavor to mitigate damages by seeking employment with duties and salary comparable to those provided for herein, and if he shall obtain such employment, he shall reimburse the Employer the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation the Employer shall have paid him for such period.

  (e)
  Executive may terminate his employment for any reason upon one-hundred-twenty (120) days written notice to the Parent. If Executive terminates his employment pursuant to this paragraph 5(e), the Employer shall pay Executive the Base Compensation earned through the date of termination, whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise.

  (f)
  Executive acknowledges and agrees that the payments set forth in this section 5 constitute liquidated damages for termination of his employment during the employment period and such liquidated damages shall be his only remedy with respect to any claim, including, without limitation, breach of contact, he may have under this Agreement and that prior to receiving any such payments under section 5 and as a material condition thereof, Executive shall sign and agree to be bound by a general release of claims against the Employer related to Executive's employment (and termination of employment) with the Employer in substantially the form as attached hereto as Exhibit A as may be modified by the Employer in good faith to reflect changes in law or its employment practices. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that other than any claim for the liquidated damages contemplated hereunder, he waives any rights to be awarded any other damages with respect to any claim he may have under this Agreement, including, without limitation, compensatory or punitive damages.

6.
Restrictive Covenants.

(a)
Executive acknowledges that: (i) as a result of Executive's employment with the Employer, he will obtain secret, proprietary and confidential information concerning the business of the Employer, including, without limitation, business and marketing plans, strategies, employee lists, patron lists, operating procedures, business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with the Employer), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and other information relating to the Employer ("Confidential Information"); (ii) the Confidential Information has been developed and created by the Employer at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Employer will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Agreement and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iii) the Employer will suffer substantial damage which will be difficult to compute if, during the term of the Agreement or thereafter, Executive should solicit or interfere with the Employer's employees, patrons or vendors or should divulge Confidential Information relating to the business of the Employer; (iv) the provisions of this section 6 are reasonable and necessary for the protection of the business of the Employer; (v) the Employer would not have hired or employed Executive unless he signed this Agreement; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment. "Competitive Business" shall mean any gaming establishment which provides to its patrons games of chance such as slot machines, card games, roulette, and similar games in the State of New York or within the 100 mile radius of Nation Territory.

(b)
Executive acknowledges and agrees that the unauthorized disclosure or misuse of Confidential Information will cause substantial damage to the Employer. Therefore, Executive agrees not to, at any time, either during the term of the Agreement or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm or corporation any Confidential Information obtained or learned by Executive during the course of his employment with the Employer, with regard to the operational, financial, business or other affairs and activities of the Employer, their officers, directors or employees and the entities with which they have business relationships, except (i) as may be necessary to the performance of Executive's duties with the Employer, (ii) with the Parent's express written consent, (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process which is consistent with the terms and conditions of paragraphs 15(f) and 15(g) of the Compact and, in such event, Executive shall cooperate with the Employer in attempting to keep such information confidential.

(c)
During Executive's employment with the Employer and for eighteen (18) months after his termination of employment for any reason (the "Restricted Period"), Executive, without the prior written permission of the Parent, shall not, directly or indirectly, (i) enter into the employ of or render any services to any person, engaged in a Competitive Business; or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity. This paragraph 6(c) shall not prevent Executive from owning common stock in a publicly traded corporation which owns or manages a casino provided Executive does not take an active role in the ownership or management of such corporation and his ownership interest represents less than 3% of the voting securities and/or economic value of such corporation.

  (d)
  By executing this Agreement, Executive acknowledges that he understands that the Employer's ability to operate its business depends upon its ability to attract and retain skilled people and that the Employer has and will continue to invest substantial resources in training such individuals. Therefore, during the Restricted Period, Executive shall not, without the prior written permission of the Parent, directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing personal services to the Employer.

  (e)
  By executing this Agreement, Executive acknowledges that he understands that the Employer's ability to operate its business depends upon its ability to attract and retain vendors and patrons. Therefore, during the Restricted Period, Executive shall not, directly or indirectly, solicit, contact, interfere with, or endeavor to entice away from the Employer any of its current or potential vendors or patrons or any such persons or entities that were vendors or patrons of the Employer within the one year period immediately prior to Executive's termination of employment.

  (f)
  Executive acknowledges and agrees during his employment and for all time thereafter that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Employer and its officers, directors, employees, affiliates, or agents thereof in either a professional or personal manner. Employer acknowledges and agrees that during Executive's employment and for all time thereafter, Employer will not defame or publicly criticize Executive either in a professional or personal manner, except as may be necessary to defend the Employer from comments made by or on behalf of Executive.

  (g)
  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this paragraph 6 of the Agreement, the Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Employer are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.

  (h)
  If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.
Miscellaneous.

(a)
Executive agrees that during the term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby; provided, that, with the prior written approval of the Board, Executive may expend as much of his personal time on his own ventures or investments, so long as: (i) such time is not substantial and does not interfere with his ability to perform his duties as Senior Vice President and General Counsel of the Employer; (ii) such activities do not compete or conflict with the business of the Employer or create a personal conflict of interest to Executive and (iii) such venture or investment does not transact any business with the Employer without prior disclosure to, and approval by, the Board.

  (b)
  Executive represents to the Employer that there are no restrictions or agreements to which he is a party which would be violated by his execution of this Agreement and his employment hereunder.

  (c)
  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Parent, and such waiver is set forth in writing and signed by the party to be charged. No waiver by any party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

  (d)
  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

  (e)
  Except as provided in paragraph 6(g) of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Irving, New York in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in the United States District Court for the Western District of New York. The parties agree that the only remedies available to Executive under this Agreement are those that are set forth in paragraph 5 and the arbitrator shall have no authority to award any other damages, including, without limitation, punitive and/or compensatory damages.

  (f)
  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

    If to Executive:

    _____________________________
    _____________________________
    _____________________________

    If to the Parent:

    310 4th Street
    P.O. Box 77
    Niagara Falls, New York (Seneca Nation Territory) 14303
    Attn: President and Chief Executive Officer of Seneca Gaming Corporation

    or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  (g)
  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  (h)
  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  (i)
  Except as otherwise provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as otherwise provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

  (j)
  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

  (k)
  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

8.
Waiver of Sovereign Immunity.

(a)
The Parent grants a waiver of its sovereign immunity from suit exclusively to Executive (and his estate in the event of his death) for the purpose of enforcing this Agreement, or permitting or compelling arbitration and other remedies as provided herein. This waiver is solely for the benefit of the aforesaid parties and for no other person or entity. For this limited purpose, the Parent consents to be sued solely with respect to the enforcement of any decision by an arbitrator relating to this Agreement as provided in paragraph 7(e) of this Agreement in the United States District Court for the Western District of New York.

(b)
The Parent hereby waives any requirement of exhaustion of tribal remedies, and agrees that it will not present any affirmative defense in any dispute based on any alleged failure to exhaust such remedies. Without in any way limiting the generality of the foregoing, the Parent expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment subject to a security interest or otherwise giving effect to any judgment entered; provided, however that the Parent does not hereby waive the defense of sovereign immunity with respect to any action by third parties.

(c)
The Parent's waiver of immunity from suit is irrevocable and specifically limited to the remedies provided in paragraph 5 of this Agreement regarding liquidated damages. Any monetary award related to any such action shall be satisfied solely from the net income of the Parent.

(d)
Notwithstanding anything in this Agreement to the contrary, this waiver is to be interpreted in a manner consistent with the Parent's ability to enter into this Agreement, including, without limitation, this paragraph 8, as provided in the Charter of the Parent, as it may be amended from time to time. Accordingly, the Nation shall not be liable for the debts or obligations of the Parent, and the Parent shall have no power to pledge or encumber the assets of the Nation. Furthermore, this paragraph 8 does not constitute a waiver of any immunity of the Nation or a delegation to the Parent of the power to make any such waiver. This paragraph 8 shall be strictly construed with a view toward protecting the Nation's assets from the reach of creditors and others.

EXECUTED, as of the date first written above.

SENECA GAMING CORPORATION

By	/s/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer
EXECUTIVE
By	/s/ BARRY W. BRANDON Name: Barry W. Brandon

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EMPLOYMENT AGREEMENT